                                                                    EXHIBIT 99.4

                                    IN THE
                        United States Court of Appeals
                     FOR THE DISTRICT OF COLUMBIA CIRCUIT

                              -------------------
                                 No. ________
                              -------------------

                            MICROSOFT CORPORATION,
Defendant-Appellant,
                                      v.
                           UNITED STATES OF AMERICA,
Plaintiff-Appellee.



                ON APPEAL FROM THE UNITED STATES DISTRICT COURT
                         FOR THE DISTRICT OF COLUMBIA
                   -----------------------------------------
                   Motion of Appellant Microsoft Corporation
                   for a Stay of the Judgment Pending Appeal
                   -----------------------------------------
William H. Neukom
Thomas W. Burt
David A. Heiner, Jr.
Diane D'Arcangelo
Christopher J. Meyers
MICROSOFT CORPORATION
One Microsoft Way
Redmond, Washington 98052
(425) 936-8080
John L. Warden (Bar No. 222083)
Richard J. Urowsky
Steven L. Holley
Theodore Edelman
Michael Lacovara
Richard C. Pepperman, II
Christine C. Monterosso
Bradley P. Smith
SULLIVAN & CROMWELL
125 Broad Street
New York, New York 10004
(212) 558-4000
Counsel for Defendant-Appellant
June 13, 2000 Microsoft Corporation
                        CORPORATE DISCLOSURE STATEMENT
Pursuant to Rule 26.1 of the Federal Rules of Appellate Procedure and D.C. Circuit Rule 26.1, Microsoft Corporation certifies that it has no corporate parents and that no publicly-held company owns 10% or more of Microsoft Corporation's stock.

                               TABLE OF CONTENTS
CORPORATE DISCLOSURE STATEMENT                                     i

TABLE OF AUTHORITIES                                             iii

GLOSSARY                                                          vi

LIST OF EXHIBITS                                                viii

INTRODUCTION                                                       2

STATEMENT OF THE CASE                                              3

A. The Complaints and Preliminary Injunction Motion                3
B. Pretrial Proceedings                                            5
C. The Trial                                                       7
D. Findings of Fact                                                8
E. Conclusions of Law                                             11
1. Tying                                                          12
2. Exclusive Dealing                                              13
3. Monopoly Maintenance                                           13
4. Attempted Monopolization                                       15
F. The Final Judgment                                             15

ARGUMENT                                                          22

I. Microsoft Will Prevail on the Merits                           22
II. Microsoft Will Suffer Irreparable Injury Absent a Stay        30
III. No Other Parties Will Be Harmed by a Stay                    35
IV. The Public Interest Weighs Strongly in Favor of a Stay        37
CONCLUSION                                                        39
                             TABLE OF AUTHORITIES
CASES
Association for Intercollegiate Athletics for Women v. NCAA,
735 F.2d 577 (D.C. Cir. 1984)                                     28
Ball Mem'l Hosp., Inc. v. Mutual Hosp. Ins., Inc.,
784 F.2d 1325 (7th Cir. 1986)                              26-27, 28
* Barry Wright Corp. v. ITT Grinnell Corp.,
724 F.2d 227 (1st Cir. 1983)                                      26
City of Groton v. Connecticut Light & Power Co.,
662 F.2d 921 (2d Cir. 1981)                                       28
CityFed Fin. Corp. v. Office of Thrift Supervision,
58 F.3d 738 (D.C. Cir. 1995)                                      22
Continental Ore Co. v. Union Carbide & Carbon Corp.,
370 U.S. 690 (1962)                                               28
Cuomo v. United States Nuclear Regulatory Comm'n,
772 F.2d 972 (D.C. Cir. 1985)                                     22

Eastman Kodak Co. v. Image Technical Servs., Inc.,
504 U.S. 451 (1992)                                                        12
FMC Corp. v. Taiwan Tainan Giant Indus. Co.,
730 F.2d 61 (2d Cir. 1984)                                                 32
* Gilliam v. ABC,
538 F.2d 14 (2d Cir. 1976)                                                 26
Hilton v. Braunskill,
481 U.S. 770 (1987)                                                        22
In re Indep. Serv. Orgs. Antitrust Litig.,
989 F. Supp. 1131 (D. Kan. 1997), aff'd,
203 F.3d 1322 (Fed. Cir. 2000)                                             26
Indiana Grocery, Inc. v. Super Valu Stores, Inc.,
864 F.2d 1409 (7th Cir. 1989)                                              26
Intergraph Corp. v. Intel Corp.,
195 F.3d 1346 (Fed. Cir. 1999)                                         26, 28
Jefferson Parish Hosp. Dist. No. 2 v. Hyde,
466 U.S. 2 (1984)                                                      12, 25
MCI v. AT&T,
708 F.2d 1081 (7th Cir.), cert. denied,
464 U.S. 891 (1983)                                                        27
Southern Pac. Communications Co. v. AT&T,
556 F. Supp. 825 (D.D.C. 1983), aff'd,
740 F.2d 980 (D.C. Cir. 1984), cert. denied,
470 U.S. 1005 (1985)                                                       28
Timken Roller Bearing Co. v. United States,
341 U.S. 593 (1951)                                                        29
U.S. Healthcare, Inc. v. Healthsources, Inc.,
986 F.2d 589 (1st Cir. 1993)                                               26
United States v. American Airlines, Inc.,
743 F.2d 1114 (5th Cir. 1984), cert. denied,
474 U.S. 1001 (1985)                                                       29
United States v. E.I. du Pont de Nemours & Co.,
366 U.S. 316 (1961)                                                        29
* United States v. Microsoft Corp.,
147 F.3d 935 (D.C. Cir. 1998) passim
United States v. Microsoft Corp.,
Nos. 98-1232, 1233, 1998 WL 614485 (D.D.C. Sept. 14, 1998)               5, 6

United States v. National Lead Co.,
332 U.S. 319 (1947)                                                        29
* WGN Continental Broad. Co. v. United Video, Inc.,
693 F.2d 622 (7th Cir. 1982)                                               26
RULES, TREATISES AND OTHER AUTHORITIES
15 U.S.C. (S) 29(b)                                                     1, 16
III Phillip E. Areeda & Hebert Hovenkamp,
Antitrust Law (1996)                                                   24, 27
D.C. Cir. R. 8(a)(1)                                                       22
Fed. R. App. P. 8(a)(2)(A)(ii)                                              1
Fed. R. Civ. P. 42(a)                                                       5
Fed. R. Civ. P. 43(a)                                                      30
Fed. R. Civ. P. 65(a)(2)                                                    5
Model Code of Judicial Conduct Cannon 3B(9)                                21
Joel Brinkley and Steve Lohr, Retracing the Missteps in
Microsoft's Defense at Its Antitrust Trial,
N.Y. Times, June 9, 2000, at A1                                         21-22
James V. Grimaldi, Reluctant Ruling for Judge,
Wash. Post, June 8, 2000, at A01                                           21
Frances Katz, Netscape 6 Is Designed to Adapt to Non-PC Uses,
Chicago Trib., Apr. 10, 2000, at 11                                        15
John R. Wilke, For Antitrust Judge, Trust,
or Lack of It, Really Was the Issue,
Wall St. J., June 8, 2000, at A1                                           21

                                   GLOSSARY

"APIs" Application Programming Interfaces. APIs are interfaces exposed by an operating system or other platform software that can be invoked by an application or middleware to obtain services like displaying text on the video monitor or saving a document to the hard disk.
"Conclusions" The term "conclusions" refers to the district court's Conclusions of Law entered April 3, 2000.
"Consent Decree" The consent decree is the final judgment entered in Civil Action No. 94-1564 on August 21, 1995 and reported at 1995 WL 505998 (D.D.C.). "Findings" The term "findings" refers to the district court's Findings of Fact entered November 5, 1999.
"IAP" Internet Access Provider. Plaintiffs use the term IAP to refer collectively to both ISPs and OLSs.

"ICPs" Internet Content Providers. ICPs are entities that provide content to users of the Internet by maintaining Web sites.

"ISPs" Internet Service Providers. ISPs provide their subscribers with a connection to the Internet via telephone, cable or satellite in exchange for a monthly fee.

"ISVs" Independent Software Vendors. ISVs are entities engaged in developing and marketing software products.

"Linux" Linux is an operating system created in 1991 by Linus Torvalds, a Finnish graduate student, and subsequently modified on a cooperative basis by software developers around the world.

"Mac OS" Mac OS is Apple's operating system for Macintosh personal computers.

"OEM" Original Equipment Manufacturer. OEMs are manufacturers or assemblers of personal computers.

"Office" Microsoft Office. Office is a suite of business productivity applications developed by Microsoft, including Word word processing software, Excel spreadsheet software, PowerPoint presentation graphics software and Access relational database software.

"OLSs" Online Services. OLSs provide their subscribers with a connection to the Internet as well as proprietary content and services like e-mail and personal Web pages.

"OS/2 Warp" OS/2 Warp is an operating system first released by IBM in the fall of 1994. Early versions of OS/2 were developed jointly by IBM and Microsoft.

"Windows 2000 Windows 2000 Professional is an operating system developed by Professional" Microsoft that was commercially released in February 2000. Windows 2000 Professional is the successor to Microsoft's Windows NT 4.0 operating system and is targeted primarily at business customers.

"Windows 2000 Windows 2000 Server is a server operating system developed by Server" Microsoft that was commercially released in February 2000. Windows 2000 Server is the successor to Microsoft's Windows NT 4.0 Server operating system. Windows 2000 Server is used in computer networks and competes with Novell NetWare and a number of UNIX variants, including Tru-64 UNIX from Compaq, HP-UX from Hewlett-Packard, AIX from IBM and Solaris from Sun Microsystems.

"Windows CE" Windows CE is an operating system developed by Microsoft for use in, inter alia, handheld devices and television set-top boxes. Windows CE competes with Aperios from Sony, ultron from Matsushita and other Japanese consumer electronics companies, OS/9 from Microware and a wide range of other embedded operating systems.

                               LIST OF EXHIBIT

Memorandum & Order and Final Judgment Exhibit                                  1
DOJ's Complaint Exhibit                                                        2
States' First Amended Complaint Exhibit                                        3
Microsoft's Motion To Limit Issues for Trial Exhibit                           4
Memorandum of Microsoft in Opposition to Plaintiffs'
Motion To Compel and in Support of Microsoft's
Motion To Limit Issues for Trial Exhibit                                       5
Microsoft's Statement of Extraneous Issues
To Be Excluded from Trial Exhibit                                              6
Microsoft's Objections to Plaintiffs' New Requests for
Relief and Attempt To Expand This Case Beyond the
Allegations in the Complaints Exhibit                                          7
Summary Judgment Opinion Exhibit                                               8
Transcript of Hearing on September 17, 1998 Exhibit                            9
Microsoft's Motion In Limine To Exclude Hearsay Statements
in the Direct Examination of Jim Barksdale Exhibit                            10
Findings of Fact Exhibit                                                      11
Memorandum & Order re: Participation of
Lawrence Lessig as Amicus Curiae Exhibit                                      12
Brief of Lawrence Lessig as Amicus Curiae Exhibit                             13
Conclusions of Law Exhibit                                                    14
Transcript of Status Conference on April 4, 2000 Exhibit                      15
Transcript of Status Conference on April 5, 2000 Exhibit                      16
Scheduling Order No. 8 Exhibit                                                17
Microsoft's Memorandum and Reply Memorandum in
Support of Its Motion for Summary Rejection of the
Government's Breakup Proposal Exhibit                                         18
Microsoft's Position as to Future Proceedings
on the Issue of Remedy Exhibit                                                19
Microsoft's Summary Response to Plaintiffs'
Proposed Final Judgment Exhibit                                               20
Transcript of Hearing on May 24, 2000 Exhibit                                 21
Microsoft's Offer of Proof and Supplemental Offer of Proof Exhibit            22
Microsoft's Comments on Plaintiffs' Revised
Proposed Final Judgment Exhibit                                               23
Plaintiffs' Summary Response to Microsoft's Comments
on Revised Proposed Final Judgment Exhibit                                    24

Microsoft's Reply to Plaintiffs' Response to
Microsoft's Comments on their Revised
Proposed Final Judgment Exhibit                                               25
James V. Grimaldi, Reluctant Ruling for Judge, Wash. Post,
June 8, 2000, at A01 (available on the Internet at
 http://washingtonpost.com/wp-dyn/articles/A17224-2000Jun7.html ) Exhibit 26 John R. Wilke, For Antitrust Judge, Trust, or Lack of It, Really Was the Issue,
Wall St. J., June 8, 2000, at A1 Exhibit                                      27
Joel Brinkley and Steve Lohr, Retracing the Missteps in
Microsoft's Defense at Its Antitrust Trial, N.Y. Times,
June 9, 2000, at A1 (available on the Internet at
 http://www.nytimes.com/library/tech/00/06/biztech/articles/09trial.html )
Exhibit                                                                       28
Defendant Microsoft Corporation's Motion for Stay Exhibit                     29
Plaintiffs' Response to Microsoft's Motion for Stay Exhibit                   30
Defendant Microsoft Corporation's Reply
Memorandum in Support of Its Motion
for a Stay Pending Appeal Exhibit                                             31
Order of June 13, 2000 Exhibit                                                32

Pursuant to Rule 8 of the Federal Rules of Appellate Procedure, defendant-appellant Microsoft Corporation ("Microsoft") hereby moves for a stay of all provisions of the district court's June 7, 2000 final judgment pending resolution of this appeal.

Although the district court's judgment and accompanying memorandum made clear that it was highly unlikely that the district court would stay the judgment pending appeal, Microsoft filed a short stay motion with the district court on June 7, 2000. Five days later, plaintiffs filed a response to Microsoft's stay motion urging the district court to deny the motion, but to defer its ruling until (i) Microsoft filed its notice of appeal and (ii) the district court was in a position to resolve a motion for certification of direct appeal to the Supreme Court--issues wholly unrelated to the district court's consideration of a stay pending appeal. On June 13, 2000, the district court entered an order finding that "consideration of a stay pending appeal is premature in that no notice of appeal has yet been filed" and "reserv[ing] ruling on Microsoft's motion until such time as a timely notice of appeal is filed."

Microsoft's stay motion has been pending for nearly a week, and the district court has "failed to afford the relief requested" by the motion. Fed. R. App. P. 8(a)(2)(A)(ii). Accordingly, Microsoft now asks this Court to stay the judgment pending appeal. Time is of the essence here. Many extreme provisions of the judgment start to take effect 90 days after its entry, and Microsoft must begin preparing immediately if it is to be in compliance with the judgment in 84 days. Microsoft therefore respectfully requests that the Court set an expedited briefing schedule on Microsoft's motion so that it can be resolved as soon as possible. Microsoft will promptly advise the Court if, contrary to all expectations, the district court grants Microsoft's stay motion now that a notice of appeal has been filed.

                                 INTRODUCTION

This is an appeal from a judgment of the district court (Hon. Thomas Penfield Jackson) holding Microsoft liable for violations of Sections 1 and 2 of the Sherman Act and various corresponding provisions of state law. The judgment was entered in two consolidated actions, one brought by the Antitrust Division of the U.S. Department of Justice ("DOJ") and the other by nineteen States and the District of Columbia.

Microsoft's appeal will present an overwhelming case for reversal of the judgment based on an array of serious substantive and procedural errors that infected virtually every aspect of the proceedings below. These flaws culminated in the entry of unprecedented relief that extends far beyond the case that was presented, without affording Microsoft an evidentiary hearing on the terms of one of the most complex antitrust decrees in history. Based on six hearsay declarations submitted by plaintiffs, the district court ordered that Microsoft be split into two companies, disclose its valuable intellectual property to competitors, redesign all of its operating system software to plaintiffs' vague specifications and re-price that software according to an arbitrary court-imposed formula.

Although final implementation of the breakup is stayed pending appeal, the judgment's other extreme provisions take effect 90 days after entry. Absent a stay from this Court, these provisions will (i) result in a confiscation of large amounts of Microsoft's intellectual property, (ii) interfere with Microsoft's release of new products such as its Windows Millenium operating system, (iii) require Microsoft to redesign all of its existing operating systems within six months of the judgment's effective date or else withdraw them from the marketplace, (iv) force Microsoft immediately to divert vast resources from software development to complying with the judgment and formulating the required breakup plan, and (v) make it difficult for Microsoft to conduct business in the highly-competitive, fast-moving software industry at a critical time when software is being transformed from standalone products to Web-based services. The effect of these provisions will be devastating, not only to Microsoft, but also to its employees, shareholders, business partners and customers, and could have a significant adverse impact on the Nation's economy. A stay pending appeal is necessary to prevent these far-reaching and irreversible consequences of a profoundly flawed ruling.

                             STATEMENT OF THE CASE

A. The Complaints and Preliminary Injunction Motion

On May 18, 1998, the DOJ and various States commenced these actions alleging violations of Sections 1 and 2 of the Sherman Act and the States' respective antitrust statutes. Plaintiffs asserted two claims under Section 1 (unlawful tying and exclusive dealing) and two claims under Section 2 (attempted monopolization of "Internet browsers" and maintenance of a monopoly in "PC operating systems"). (DOJ Compl. (P)(P) 130-41; States First Am. Compl. (P)(P) 85-90, 93-97.) The central allegation of plaintiffs' complaints was that Microsoft had unlawfully foreclosed Netscape Communications Corp. ("Netscape") from distributing and promoting its Web browsing software, called Navigator, by (i) including Microsoft's own Web browsing software, called Internet Explorer, in its Windows 95 and Windows 98 operating systems, (ii) entering into exclusive distribution and promotion agreements relating to Internet Explorer with distributors such as online services ("OLSs"), Internet service providers ("ISPs") and Internet content providers ("ICPs"), and (iii) not granting computer manufacturers ("OEMs") that preinstall Windows the right to modify the initial Windows startup sequence and the Windows desktop to prevent end users from accessing Internet Explorer.

Plaintiffs contended that Microsoft sought to limit Netscape's distribution of Navigator because it was concerned that Navigator could become a competing "platform" to which applications could be written, and thus might reduce what plaintiffs viewed as the sole barrier to entry into the PC operating system business. (DOJ Compl. (P)(P) 3-4, 7-9; States First Am. Compl. (P)(P) 32-37.) According to plaintiffs, this so-called barrier--referred to as the "applications barrier to entry"--results from Microsoft's success in persuading software developers to write large numbers of applications for Windows relative to other operating systems. (DOJ Compl. (P) 3; States First Am. Compl. (P) 35.) In plaintiffs' view, this purported barrier could be eroded if more applications were written for cross-platform "middleware" such as Navigator that has versions that run on multiple operating systems. (DOJ Compl. (P)(P) 66-68; States First Am. Compl. (P)(P) 34-36.)

As the district court observed in its September 1998 summary judgment decision, plaintiffs' complaints both sought virtually the same narrow relief, namely, an order enjoining Microsoft from:

(1) entering into or enforcing certain contractual provisions which allegedly foreclose distribution and/or promotion of competing Internet browsers; (2) distributing a "bundled" version of its operating system and browser unless Microsoft provides a practical way of removing browser functions and provides OEMs that do not wish to license the browser an appropriate deduction from the royalty rate; (3) distributing a "bundled" version of its operating system and browser unless Microsoft treats Netscape Corporation's ("Netscape") browser the same as its own with respect to inclusion and removal; and (4) retaliating against any OEM that chooses to remove Microsoft's browser from Windows 98.

United States v. Microsoft Corp., Nos. 98-1232, 1233, 1998 WL 614485, at *1 (D.D.C. Sept. 14, 1998). Together with their complaints, plaintiffs filed motions for a preliminary injunction seeking largely the same relief--what plaintiffs at the time referred to as a "surgical strike." Plaintiffs argued that in the absence of preliminary relief, Netscape would be effectively foreclosed from getting Navigator into the hands of consumers and that consumers would thus be deprived of their choice of Web browsing software.

B. Pretrial Proceedings

Following a scheduling conference on May 22, 1998, the district court consolidated the two actions pursuant to Rule 42(a) of the Federal Rules of Civil Procedure. The district court also advanced the trial of both actions on the merits and consolidated it with the preliminary injunction hearing pursuant to Rule 65(a)(2). In view of the narrow focus of plaintiffs' complaints and requested relief, the district court, over Microsoft's objection, scheduled the trial to commence on September 8, 1998--less than four months away. The court also limited each side to twelve trial witnesses and required the parties to file the direct examinations of their witnesses in the form of written declarations.

On June 23, 1998, a little more than a month after the complaints were filed, this Court reversed the district court's December 11, 1997 order granting a sua sponte preliminary injunction in a closely related action brought by the DOJ against Microsoft under a 1994 consent decree. United States v. Microsoft Corp., 147 F.3d 935 (D.C. Cir. 1998). This Court held, based on the record before it, that Windows 95 and Internet Explorer 4.0 constitute an "integrated product" under the consent decree because there are "facially plausible benefits" to the "integrated design" of Windows 95, including its Internet Explorer components, "as compared to an operating system combined with a stand-alone browser such as Netscape's Navigator." Id. at 950. Based largely on this Court's decision, Microsoft moved for summary judgment on plaintiffs' tying and other claims.

In denying Microsoft's motion for summary judgment on plaintiffs' tying claim, the district court observed that although this Court's opinion "was ostensibly limited to interpreting the specific terms of the Consent Decree, the analysis was, in the Court of Appeals' eyes, `consistent with tying law.'" 1998 WL 614485, at *10 (quoting 147 F.3d at 950). The district court acknowledged that this Court had articulated the controlling legal standard in this case for "determining whether an integration amounts to a single product for purposes of evaluating a tying claim," id., a ruling the court would repudiate eighteen months later in its conclusions of law when it condemned Microsoft's design of Windows 95 and 98 as unlawful ties. In its summary judgment decision, however, the district court applied this Court's standard, stating that it could not "determine whether Windows and IE are `separate products' until it becomes clear what are the synergistic benefits that are unique to the Windows/IE combination, i.e., benefits that could not be obtained by combining another browser with Windows." Id. at *12.

Although the district court denied Microsoft's summary judgment motion, this Court's June 1998 decision eviscerated the central contention of plaintiffs' complaints, namely, that Microsoft had "tied" Internet Explorer to Windows 95 and Windows 98. (See, e.g., DOJ Compl. (P)(P) 18-23, 103-23, 134-37; States
First Am. Compl. (P)(P) 47-50, 54-69, 93-95.) In the months following that decision, plaintiffs responded by dramatically expanding the scope of their case, raising new allegations not included in their complaints and seeking to convert the case into an omnibus Section 2 monopoly maintenance action. Over Microsoft's vehement and repeated objections, plaintiffs advanced new allegations concerning Microsoft's interactions with Intel Corporation ("Intel"), Apple Computer Corp. ("Apple"), RealNetworks, Inc. ("RealNetworks") and IBM Corp. ("IBM"). Plaintiffs also contended that Microsoft unlawfully impeded marketplace acceptance of the Java technologies promoted by Sun Microsystems, Inc. ("Sun") by creating its own implementation of Java optimized for use with Windows. This allegation was already the subject of a lawsuit between Sun and Microsoft. See Sun Microsystems, Inc. v. Microsoft Corp., No. C-97-20884-RMW (N.D. Cal.).

Despite the dramatic transformation of the cases, the district court did not require plaintiffs to amend their complaints. Rather, the court assured Microsoft that it "would not be making any findings" and "would not predicate any relief" on matters unrelated to the conduct challenged in the complaints (Sept. 17, 1998 Tr. at 7), an assurance the court would later ignore both in making its findings of fact and in fashioning relief. The court also refused to give Microsoft additional time to conduct discovery and prepare for a greatly expanded trial, notwithstanding Microsoft's repeated pleas for both. Because Microsoft ultimately had less than five months to prepare for trial (and much less time to prepare its defense to plaintiffs' new allegations involving various highly technical subjects), Microsoft was unable to pursue entire avenues of necessary discovery. The limited time available to Microsoft was particularly unfair given that the DOJ had been investigating the issues for years before filing its complaint using compulsory process granted by the Antitrust Civil Process Act.
C. The Trial

Notwithstanding Microsoft's motion for a continuance, trial began on October 19, 1998, less than five months after the complaints were filed. The Final Pretrial Order provided that "no new discovery shall be initiated by any party after entry of this Final Pretrial Order except with prior leave of the Court for cause shown." The parties concluded their cases-in-chief on February 26, 1999, and presented rebuttal evidence between June 1, 1999 and June 24, 1999.

At trial, the district court largely suspended application of the Federal Rules of Evidence, admitting into evidence numerous newspaper and magazine articles and other rank hearsay. For example, sixty-nine paragraphs of the written direct testimony of James Barksdale, then chief executive officer of Netscape and plaintiffs' first witness, contained large amounts of inadmissible hearsay, oftentimes multiple levels of hearsay. Yet, the district court denied Microsoft's motion in limine to exclude such hearsay statements.

In the middle of trial, an event occurred that completely changed the competitive landscape of the software industry. On November 24, 1998, America Online, Inc. ("AOL"), a Microsoft competitor that provided plaintiffs' second witness, agreed to acquire Netscape--the company plaintiffs claimed had been fatally injured by Microsoft's conduct--in a stock acquisition valued at $10 billion at the time of closing. In a related transaction, AOL entered into a three-year "strategic alliance" with Sun, another competitor of Microsoft that likewise provided plaintiffs with a trial witness.

D. Findings of Fact

The district court bifurcated briefing on findings of fact and conclusions of law, and issued its findings of fact on November 5, 1999. Although 412 paragraphs long, the court's findings do not contain a single citation to the record, making it impossible to ascertain the purported basis for many findings and thereby compounding the many evidentiary errors at trial. The court also did not make any specific credibility determinations, and many of its "findings" consist of nothing more than sweeping, conclusory assertions. What is more, the court simply ignored vast amounts of uncontradicted evidence submitted by Microsoft, including Microsoft's explanation of why it did not charge separately for Internet Explorer and Microsoft's detailed description of the many benefits flowing from the integrated design of Windows that cannot be duplicated by combining an operating system with a standalone browser like Navigator.

The district court adopted nearly every position advanced by plaintiffs. The court found that Microsoft possesses monopoly power in the market for "Intel-compatible PC operating systems" (Findings (P) 33), a putative market that is so narrow that it excludes both Apple's Mac OS operating system (id. (P)(P) 20-21) and the competing platform technologies--Navigator and Java--that the court determined posed the greatest competitive threat to Microsoft's purported operating system monopoly and that were the crux of plaintiffs' claims of anticompetitive conduct (id. (P)(P) 68-77).

The court also accepted plaintiffs' position as to the so-called "applications barrier to entry." (Id. (P) 36.) According to the district court, "[t]he overwhelming majority of consumers will only use a PC operating system for which there already exists a large and varied set of high-quality, full-featured applications." (Id. (P) 30.) Even if a competing operating system "attracted several thousand compatible applications," the court stated, it "would still look like a gamble from the consumer's perspective next to Windows, which supports over 70,000 applications." (Id. (P) 40.) The court concluded that "[a]lthough Apple's Mac OS supports more than 12,000 applications," including Microsoft Office, "even an inventory of that magnitude is not sufficient to enable Apple to present a significant percentage of users with a viable substitute for Windows." (Id. (P) 47.)

Many of the district court's other findings are clearly erroneous, particularly those regarding Microsoft's supposed foreclosure of Netscape from specific channels of distribution. For example, the court found that "Microsoft has largely succeeded in exiling Navigator from the crucial OEM distribution channel." (Findings (P) 239.) According to the court, "[b]y the beginning of January 1999, Navigator was present on the desktop of only a tiny percentage of the PCs that OEMs were shipping." (Id.) In fact, documents reporting the results of AOL's due diligence investigation prior to acquiring Netscape--elsewhere relied on by the district court--state that as of 1998 Navigator was distributed on "22% of OEM shipments." (DX 2440 at 341778.) When confronted with these documents at trial, plaintiffs' economist, Frank Fisher, acknowledged that Barksdale's testimony that Microsoft had foreclosed Netscape from the OEM channel was an "exaggeration." (June 3, 1999 A.M. Tr. at 56-58.) There is thus no credible evidence to support the district court's finding of foreclosure in the OEM channel.

Significantly, the district court found that Microsoft had not foreclosed Netscape from the marketplace as a whole. In particular, the court found that "Microsoft did not actually prevent users from obtaining and using Navigator" and that "Netscape could still carpet bomb the population with CD-ROMs and make Navigator available for downloading." (Findings (P) 357.) The court further found that "Navigator's installed base has grown even as its usage share has fallen" (id. (P) 378), demonstrating that Netscape was able not only to get Navigator into the hands of consumers, but also to get them to use it instead of Internet Explorer, even though Internet Explorer is included in Windows. In fact, the court noted that "Navigator's installed base in the United States alone grew from fifteen million in 1996 to thirty-three million in December 1998" (id.), the very period in which plaintiffs claimed that Microsoft had foreclosed Netscape from promoting and distributing Navigator. And the court later found (Conclusions at 38) that Netscape was able to distribute 160 million copies of Navigator (nearly 1.6 copies for every Web user) in 1998 alone--the same year in which plaintiffs suggested that a preliminary injunction was necessary to prevent Microsoft from foreclosing Netscape's distribution.

E. Conclusions of Law

The parties subsequently submitted their proposed conclusions of law. Over Microsoft's objection, the district court invited Professor Lawrence Lessig, the same professor whom this Court prevented from acting as special master in the prior consent decree action, to participate as amicus curiae. In overruling Microsoft's objection, the court stated that Professor Lessig would "submit his views exclusively on the issue of technological tying," a subject on which the court said he was "uniquely qualified to offer advice." (Mem. & Order at 2.) In his amicus brief, Professor Lessig stated that the district court's "opinion in the summary judgment stage of this case seemed to indicate" that the standard articulated by this Court in its June 1998 decision governs the "separate product" issue, which lies at the heart of the tying claim. (Brief of Lawrence Lessig at 11.) After discussing this Court's decision, Professor Lessig concluded that "under the Court of Appeals test, Microsoft must prevail." (Id. at 17.)

In its conclusions of law entered on April 3, 2000, the court nevertheless decided that Microsoft violated Section 1 of the Sherman Act by unlawfully tying Internet Explorer to Windows. The court, however, rejected plaintiffs' exclusive dealing claim, holding that the challenged agreements with various third parties "did not foreclose enough of the relevant market to constitute a (S) 1 violation." (Conclusions at 39.) The court also determined that Microsoft had violated Section 2 by maintaining a monopoly in operating systems and by attempting to monopolize Web browsing software, despite the fact that distribution foreclosure is a central premise of both violations in this case.

1. Tying

Having been told by Professor Lessig that Microsoft must prevail under this Court's test for technological tying, the district court simply refused to apply that test. (Id. at 26-27.) The court did so even though it recognized that this Court's decision "sought to guide [the court], insofar as practicable, in the further proceedings it fully expected to ensue on the tying issue." (Id. at 26.) The court held that this Court's "undemanding test" is "inconsistent with pertinent Supreme Court precedents" (id. at 27), namely, Jefferson Parish Hospital District No. 2 v. Hyde, 466 U.S. 2 (1984), and Eastman Kodak Co. v. Image Technical Services, Inc., 504 U.S. 451 (1992), even though this Court carefully considered both cases in its June 1998 decision.

Specifically, the court concluded that this Court's admonition "to refrain from any product design assessment as to whether the `integration' of Windows and Internet Explorer is a `net plus'. . . is at odds with the Supreme Court's own approach," which focuses on whether there is separate consumer demand for the alleged products. (Conclusions at 29.) "To the extent that the Supreme Court has spoken authoritatively on these issues," the district court stated, it "is bound to follow its guidance and is not at liberty to extrapolate a new rule governing the tying of software products." (Id. at 34.) The district court thus declined to follow this Court's test in favor of the "consumer-demand" test of Jefferson Parish and Eastman Kodak, despite the fact that this Court had expressly rejected the assertion that this "consumer-demand" test should apply to claims of "technological tying." 147 F.3d at 946-47. In so doing, the court recognized that its conclusion "is arguably at variance" with this Court's decision, but asserted that it was obliged to follow this Court's pronouncements only "until the trail falters." (Conclusions at 26-27.)

2. Exclusive Dealing

The district court dismissed plaintiffs' exclusive-dealing claims under Section 1 because the challenged agreements did not exclude Netscape from the marketplace:

Microsoft's multiple agreements with distributors did not ultimately deprive Netscape of the ability to have access to every PC user worldwide to offer an opportunity to install Navigator. Navigator can be downloaded from the Internet. It is available through myriad retail channels. It can (and has been) mailed directly to an unlimited number of households.

(Id. at 38 (emphasis added).) In fact, the court determined that in 1998 alone, "Netscape was able to distribute 160 million copies of Navigator, contributing to an increase in its installed base from 15 million in 1996 to 33 million in December 1998." (Id.) The court concluded that "the evidence does not support a finding that these agreements completely excluded Netscape from any constituent portion of the worldwide browser market, the relevant line of commerce." (Id.)

3. Monopoly Maintenance

Despite finding that Netscape had access "to every PC user worldwide," the court held that Microsoft had unlawfully maintained a monopoly in operating systems primarily based on its erroneous conclusion that Microsoft had excluded Netscape from the OEM and Internet access provider ("IAP") distribution channels. (Id. at 10-17.) The court stated: "The fact that Microsoft's arrangements with various firms did not foreclose enough of the relevant market to constitute a (S) 1 violation in no way detracts from the Court's assignment of liability for the same arrangements under (S) 2." (Id. at 39.)

The court concluded that Microsoft's design of Windows 95 and Windows 98 to include built-in Web browsing functionality and Microsoft's refusal to permit OEMs to "reconfigure or modify" its copyrighted operating systems to hide access to that functionality reduced the likelihood that OEMs would preinstall Navigator on their new computers. (Id. at 11.) The court also found that "Microsoft adopted similarly aggressive measures to ensure that the IAP channel would generate browser usage share for Internet Explorer rather than Navigator." (Id. at 15.) The court held that Microsoft's agreements with Apple, ICPs and independent software vendors ("ISVs") "supplemented Microsoft's efforts in the OEM and IAP channels" (id. at 17), and that Microsoft also unfairly "impeded Java's progress" (id. at 19).

In holding that Microsoft had unlawfully maintained a monopoly, the district court branded as anticompetitive Microsoft's efforts "to maximize Internet Explorer's share of browser usage at Navigator's expense" at a time when Navigator enjoyed a substantial majority of usage share. (Id. at 10.) Indeed, the notion that Microsoft's desire to increase Internet Explorer's usage share somehow rendered its conduct anticompetitive was a recurring theme throughout the court's ruling. The court also concluded that conduct that was not itself anticompetitive could become unlawful when viewed together with other conduct. (Id. at 20-21.) "Viewing Microsoft's conduct as a whole," the court stated, "reinforces the conviction that it was predacious" by demonstrating that Microsoft induced third parties "to take actions that would help enhance Internet Explorer's share of browser usage at Navigator's expense." (Id. at 21.) By condemning vigorous competition by a new entrant into a purported market, the court evinced a profound misunderstanding of the antitrust laws.

4. Attempted Monopolization

The court's holding that Microsoft attempted to monopolize Web browsing software cannot be reconciled with its own findings of fact. For example, the court found that Microsoft's intent was to "demonstrate that Navigator would not become the standard" Web browsing software at a time when "Navigator seemed well on its way to becoming the standard." (Findings (P)(P) 133, 377.) Indeed, the court found that Navigator usage share was "above eighty percent in January 1996." (Id. (P) 360.) Yet, in its conclusions of law, the court determined that Microsoft's efforts to prevent Netscape from monopolizing Web browsing software established that Microsoft itself had an unlawful intent to monopolize because "there is no evidence that Microsoft tried" to prevent its efforts "from achieving overkill." (Conclusions at 23.) In so ruling, the court invoked the negligence standard in resolving the issue of specific intent:

While Microsoft's top executives never expressly declared acquisition of monopoly power in the browser market to be the objective, they knew, or should have known, that the tactics they actually employed were likely to push Internet Explorer's shares to those extreme heights.(Id. at 22 (emphasis added).)

F. The Final Judgment

The district court's April 3, 2000 order accompanying its conclusions of law stated that it would enter relief "following proceedings to be established by further Order of the Court." The court thereafter held two chambers conferences to discuss the procedures to be employed during the remedies phase of the trial. At those conferences, Microsoft stated that it could not take a position on the procedures to be followed until it received plaintiffs' request for relief. (Apr. 4, 2000 Tr. at 14-16, 18; Apr. 5, 2000 Tr. at 7-8.) The court responded that Microsoft's position was "fair" and "reasonable." (Apr. 4, 2000 Tr. at 15, 18; Apr. 5, 2000 Tr. at 8.) When asked by Microsoft whether it "contemplate[d] further proceedings of some kind or another" on remedies, the court replied, "I would assume that there would be further proceedings." (Apr. 4, 2000 Tr. at 8-9.) The court stated that it might "replicate the procedure at trial with testimony in written form subject to cross-examination." (Id. at 11.)

Microsoft proposed that it file a "summary response" shortly after receiving plaintiffs' proposed relief, which "would consist of three things: our objections to the government's proposal, our counterproposal and our submission to the court of our position on the procedure that should be employed in adjudicating the remedy question." (Apr. 5, 2000 Tr. at 6.) The court thereafter issued Scheduling Order No. 8, which called for Microsoft to submit only a "summary response" to plaintiffs' proposed relief consisting of the three items Microsoft had suggested.

On April 28, 2000, plaintiffs filed their proposed final judgment, together with a supporting memorandum and six declarations. Although such radical relief was not even hinted at in their complaints, plaintiffs (with the exception of two States, Illinois and Ohio) requested that Microsoft be broken up into two separate companies, one that would have Microsoft's operating systems and the other that would have Microsoft's applications and other products (including numerous operating system components).

The other provisions of plaintiffs' proposed final judgment were just as extreme and unwarranted as their breakup proposal. For example, plaintiffs requested that Microsoft be required to disclose proprietary information about its operating systems--including source code--to all who claim a desire to make their products "interoperate effectively" with Microsoft's operating systems, a group that includes all of Microsoft's competitors. Plaintiffs further requested that Microsoft be required to redesign all of its existing and future operating systems to enable OEMs and end users to substitute third-party software for components of the operating system, thus forcing Microsoft to offer new operating system features on an a la carte basis and severely hindering Microsoft's ability to improve its products. Moreover, like the breakup proposal, the scope of the injunctive relief requested by plaintiffs extended far beyond the case that was tried, encompassing products like Windows CE, Windows 2000 Server and Microsoft Office that are wholly outside the markets defined by the court.

In accordance with Scheduling Order No. 8, Microsoft filed its own proposed final judgment, its summary objections to plaintiffs' proposed final judgment and its recommendations for future proceedings on remedies. Microsoft also filed a motion for summary rejection of plaintiffs' breakup proposal, arguing that dismemberment of Microsoft is unwarranted as a matter of law. In its submission on future proceedings, Microsoft asserted that the nature and scope of the procedures required depended on the kinds of remedies the court was prepared to consider; the more extreme the remedies under consideration, the more discovery and the more time Microsoft would need to prepare for an evidentiary hearing on relief. Microsoft thus requested that if the court elected not to enter Microsoft's proposed final judgment, the court should enter a schedule providing for three to six months in which to conduct discovery and prepare for an evidentiary hearing, depending on which of three requested categories of relief the court intended to consider. Such additional proceedings were absolutely essential in this case because much of the relief requested by plaintiffs related to highly complex subjects such as Microsoft's addition of Kerberos support in Windows 2000 that were not even touched on at trial. Indeed, by filing six declarations with their proposed final judgment, plaintiffs implicitly acknowledged that the trial record was insufficient to support the sweeping relief they requested.

Following plaintiffs' submission of a reply in which they urged the district court to enter their proposed final judgment "forthwith," the court held a hearing on May 24, 2000. At the outset of that hearing, Microsoft stated its view that only two matters were before the court: Microsoft's motion for summary rejection of plaintiffs' breakup proposal and the court's consideration of a schedule for further proceedings to take evidence relating to plaintiffs' requested relief. (May 24, 2000 A.M. Tr. at 4.) Notwithstanding the prior discussions in chambers and the terms of Scheduling Order No. 8, the court again changed the rules to Microsoft's prejudice, responding, "I intend to proceed to the merits of the remedy." (Id. at 5.) The court also made clear that it was not interested in further submissions on remedies. When plaintiffs volunteered to submit a brief on a particular issue, the court responded, "I don't want any more briefs." (Id. at 34.)

At the conclusion of the hearing, Microsoft again asked if there would be further process on the issue of remedies, to which the court responded, "I'm not contemplating any further process." (May 24, 2000 P.M. Tr. at 33.) Microsoft then filed an offer of proof summarizing the anticipated testimony of sixteen individuals whom it would have called as witnesses at an evidentiary hearing on relief. Microsoft also stressed that if given an opportunity, it would have developed testimony from additional witnesses about the extreme adverse effects of plaintiffs' proposed final judgment. (Id. at 35-36.)

On May 26, 2000, plaintiffs submitted a revised proposed final judgment that made minor modifications to their initial proposal. Plaintiffs again urged the court to enter their proposed relief without any further proceedings. On May 31, 2000, Microsoft submitted objections to the form of plaintiffs' proposed decree, together with a supplemental offer of proof identifying seven additional witnesses whom Microsoft would have called at an evidentiary hearing. Plaintiffs responded to Microsoft's objections on June 5, 2000, agreeing to make only a few cosmetic changes to their proposed decree and rejecting all of the clarifications to the decree that they themselves had proffered in prior filings. Microsoft submitted a reply on June 6, 2000.

On June 7, 2000, the district court signed plaintiffs' proposed final judgment as ultimately proffered without a single substantive change. The court thus entered radical and unwarranted permanent injunctive relief in these actions without granting Microsoft leave to conduct discovery and without making findings of fact or creating an evidentiary record on the issue of remedies. In ordering the breakup of Microsoft--which, until the court entered its findings of fact, had the largest market capitalization in the world--the court did not even grant Microsoft leave to depose the six individuals who submitted declarations in support of plaintiffs' proposed remedies.

Together with its final judgment, the district court issued a remarkable six-page memorandum that purports to explain the basis for its entry of the sweeping relief requested by plaintiffs. The memorandum is bereft of even a single citation to case law or evidence. According to the court, "a structural remedy has become imperative" because "Microsoft does not yet concede that any of its business practices violated the Sherman Act." (Mem. & Order at 3.) Despite the court's criticism of Microsoft for being "unwilling to accept the notion that it broke the law" (id.), it should go without saying that Microsoft's exercise of its appellate rights provides no conceivable basis for imposing punitive sanctions.

Rather than finding that the judgment would increase competition, the court remarked that even "purportedly knowledgeable people" do not know what "may or may not ensue," and the court dismissed the notion of having an evidentiary hearing to explore that question because "testimonial predictions of future events" are "less reliable even than testimony as to historical fact." (Id. at 4.) In an astounding abdication of the judicial function, the court offered the following reason for its entry of the final judgment served up by plaintiffs:

Plaintiffs won the case, and for that reason alone have some entitlement to a remedy of their choice. Moreover, plaintiffs' proposed final judgment is the collective work product of senior antitrust law enforcement officials of the United States Department of Justice and the Attorneys General of 19 states, in conjunction with multiple consultants. These officials are by reason of office obliged and expected to consider--and act in--the public interest; Microsoft is not. (Id. at 5 (footnote omitted).)

The court was even more blunt in the many press interviews it gave about the case, both before and after entry of final judgment. For instance, the Wall Street Journal quoted the court as giving the following explanation for its refusal to provide Microsoft with any process before entering relief: "[I]t's procedurally unusual to do what Microsoft is proposing--are you aware of very many cases in which the defendant can argue with the jury about what an appropriate sanction should be? Were the Japanese allowed to propose the terms of their surrender? The government won the case." John R. Wilke, For Antitrust Judge, Trust, or Lack of It, Really Was the Issue, Wall St. J., June 8, 2000, at A1. And the Washington Post quoted the following explanation for why the court adopted plaintiffs' proposed relief without modification: "I am not an economist. I do not have the resources of economic research or any significant ability to be able to craft a remedy of my own devising." James V. Grimaldi, Reluctant Ruling for Judge, Wash. Post, June 8, 2000, at A1.

Perhaps most shocking, however, are the remarks attributed to the court in an article in The New York Times. When asked about the possibility of a breakup of Microsoft during a February 2000 interview--which was described as "a rare audience with a sitting judge during the course of a trial"--the court is quoted as saying, "I am not sure I am competent to do that." Joel Brinkley & Steve Lohr, Retracing the Missteps in the Microsoft Defense, N.Y. Times, June 9, 2000, at A1. The court apparently echoed that sentiment in a later interview. When asked why it had simply rubberstamped plaintiffs' draconian remedies, the court is quoted as responding, "I am not in a position to duplicate that and re-engineer their work. There's no way I can equip myself to do a better job than they have done." Id. at C9. Lastly, in a repudiation of the most fundamental tenet of American jurisprudence, the court is quoted as offering the following explanation for its rejection of Microsoft's pleas for an evidentiary hearing on relief, "I am not aware of any case authority that says I have to give them any due process at all. The case is over. They lost." Id. at C8.

                                   ARGUMENT

In determining whether a stay pending appeal is warranted, courts consider four factors: (i) the likelihood that the moving party will prevail on the merits,
(ii) the prospect of irreparable injury to the moving party absent a stay, (iii) the possibility of harm to other parties if a stay is granted, and (iv) the public interest in granting the stay. See Hilton v. Braunskill, 481 U.S. 770, 776 (1987); see also D.C. Cir. R. 8(a)(1). If the arguments for one factor are particularly strong, a stay may issue even if the arguments for other factors are less so. See CityFed Fin. Corp. v. Office of Thrift Supervision, 58 F.3d 738, 747 (D.C. Cir. 1995). Hence, "[a] stay may be granted with either a high probability of success and some injury, or vice versa." Cuomo v. United States Nuclear Regulatory Comm'n, 772 F.2d 972, 974 (D.C. Cir. 1985) (per curiam). Here, all four factors strongly support issuance of a stay pending appeal.

I. Microsoft Will Prevail on the Merits.

As the preceding discussion makes clear, the proceedings below went badly awry from the outset. The district court's many serious substantive and procedural errors are fatal to its conclusion that Microsoft violated the antitrust laws and to the relief entered. Before listing some of the district court's more egregious errors, two general observations illustrate how misguided the decision below is.

First, the court's ruling condemns Microsoft's efforts to add support for Internet standards like HTML and HTTP to Windows in order to make the operating system relevant in the Internet era. The court found that "consumers in 1995 were already demanding software that enabled them to use the Web with ease," that "IBM had announced in September 1994 its plan to include browsing capability in OS/2 Warp [the principal challenger to Windows at the time] at no extra charge," and that "Microsoft had reason to believe that other operating-system vendors would do the same." (Findings (P) 140.) In such circumstances, adding Internet support to Windows cannot violate the antitrust laws, no matter what Microsoft's "intent" was in doing so. Indeed, Microsoft's addition of such functionality to Windows was but a single instance of a pervasive practice in high-technology industries--the improvement of a product through the integration of new functionality previously provided by separate products. See 147 F.3d at 951.

To hold that efforts to improve a product in response to consumer demand and competitive pressures and to distribute those improvements broadly to consumers violate the antitrust laws is to turn those laws on their head. The record here demonstrates that Microsoft's inclusion of Internet support in Windows made it easier for thousands of software developers to write Internet-enabled applications that rely on platform services provided by the Internet Explorer components of the operating system and for millions of consumers to access the Internet. Even the district court recognized that Microsoft's "inclusion of Internet Explorer with Windows at no separate charge increased general familiarity with the Internet and reduced the cost to the public of gaining access to it." (Findings (P) 408.)

At the same time, Microsoft did nothing to exclude Netscape from the marketplace. There is no claim that Navigator is incompatible with either Windows 95 or Windows 98; to the contrary, Netscape's Barksdale testified that Navigator is "perfectly interoperable" with Windows. (Oct. 22, 1998 P.M. Tr. at 51-52.) The court also found that Netscape had "access to every PC user worldwide," distributing 160 million copies of Navigator in 1998 alone and increasing its user base from 15 million to 33 million between 1996 and 1998. (Conclusions at 38.) Absent a showing of actual exclusion--precluded by these undisputed facts--no antitrust issue is even presented.

Second, accepting, arguendo, plaintiffs' theory of the case, there is no antitrust violation. Plaintiffs' theory was that Microsoft attempted to impede the distribution of Navigator because it threatened to reduce (through a long, speculative and unproven chain of causation) the hypothesized "applications barrier to entry" into the market for "Intel-compatible PC operating systems." There is no dispute, however, that Microsoft entered the alleged market for Web browsing software at a time when Netscape was dominant. It is also undisputed that Microsoft's efforts to develop, promote and distribute Internet Explorer resulted in lower prices, greater innovation and increased distribution of Web browsing software. In fact, the district court found that Microsoft's actions "contributed to improving the quality of Web browsing software, lowering its cost, and increasing its availability, thereby benefiting consumers." (Findings
(P) 408.) Unambiguously procompetitive conduct in one supposed market does not become an antitrust violation simply because that conduct allegedly had collateral effects in another supposed market. As Areeda and Hovenkamp have observed:

[A]ggressive but non-predatory pricing, higher output, improved product quality, energetic market penetration, successful research and development, cost-reducing innovations, and the like are welcomed by the Sherman Act. They are therefore not to be considered "exclusionary" for (S) 2 purposes even though they tend to exclude rivals and may even create monopoly.

III Phillip E. Areeda & Hebert Hovenkamp, Antitrust Law (P) 651b, at 76 (1996).

In holding that Microsoft violated the antitrust laws by improving Windows and distributing broadly the operating system's Internet Explorer technologies, the district court committed many serious legal errors, several of which are summarized below:

     . The district court erroneously held that Microsoft's inclusion of Internet support in Windows 95 and Windows 98 constituted an unlawful tie. In upholding plaintiffs' "technological tying" claim, the trial court became the first court ever to sustain such a challenge to a single, integrated product. As this Court observed, "courts have recognized the limits of their institutional competence and have on that ground rejected theories of `technological tying.'" 147 F.3d at
          949. Similarly, in entering relief that intrudes broadly on Microsoft's product design decisions based on the purported tying violation, the district court disregarded this Court's warning about the "undesirability of having courts oversee product design." Id. at
          948. The district court was able to reach this unprecedented result only by refusing to apply the test articulated by this Court in the consent decree case and by other courts in cases involving "technological tying" claims. As the court's handpicked amicus curiae stated, under this Court's test, "Microsoft must prevail." (Brief of Lawrence Lessig at 17.) By instead applying a consumer-demand test, the court adopted a standard that would essentially freeze product development. As this Court explained, focusing on consumer demand "seems sure to thwart Microsoft's legitimate desire to continue to integrate products that had been separate--and hence necessarily would have been provided in distinct markets." 147 F.3d at 953.

     . The district court erroneously held that agreements with distributors that did not violate Section 1 of the Sherman Act because they did not foreclose Netscape's access to consumers could nevertheless violate
          Section 2. The court concluded that "[t]he fact that Microsoft's arrangements with various firms did not foreclose enough of the relevant market to constitute a (S) 1 violation in no way detracts from the Court's assignment of liability for the same arrangements under (S) 2." (Conclusions at 39.) That conclusion is contrary to settled law. E.g., Barry Wright Corp. v. ITT Grinnell Corp., 724 F.2d 227, 236-38 (1st Cir. 1983) (Breyer, J.). An act is anticompetitive under Section 2 only if it has a significant exclusionary impact. U.S. Healthcare, Inc. v. Healthsources, Inc., 986 F.2d 589, 597-98 (1st Cir. 1993). Agreements that do not substantially foreclose competitors from the marketplace do not have such an exclusionary impact.

     . The district court erroneously held that the provisions in Microsoft's license agreements with OEMs that do not permit OEMs to modify Microsoft's copyrighted operating systems without Microsoft's permission violate Section 2 of the Sherman Act by foreclosing distribution of Navigator. In refusing to grant OEMs a broad license to modify Windows by removing or hiding features of the operating system, Microsoft has simply exercised rights granted to it by federal copyright law. As the holder of valid copyrights, Microsoft is entitled to require its distributors--including OEMs--to deliver Windows to users as Microsoft created it. See WGN Continental Broad. Co. v. United Video, Inc., 693 F.2d 622, 625 (7th Cir. 1982) (Posner, J.); Gilliam v. ABC, 538 F.2d 14, 21, 23 (2d Cir. 1976). Because the challenged provisions of Microsoft's OEM license agreements simply restate, and do not enlarge upon, Microsoft's rights under federal copyright and trademark law, they do not violate the antitrust laws. See Intergraph Corp. v. Intel Corp., 195 F.3d 1346, 1362 (Fed. Cir.
          1999); In re Indep. Serv. Orgs. Antitrust Litig., 989 F. Supp. 1131, 1134 (D. Kan. 1997), aff'd, 203 F.3d 1322 (Fed. Cir. 2000). In any
          event, the court found that "Microsoft's license agreements have never prohibited OEMs from pre-installing programs, including Navigator, on their PCs and placing icons and entries for those programs on the Windows desktop and in the `Start' menu." (Findings (P) 217.)

     . The district court erroneously held that Microsoft possesses monopoly power in a relevant product market. The market defined by the court is too narrow because it excludes the most serious threats faced by Microsoft's operating systems, including the competing platform technologies that were the objects of the allegedly anticompetitive conduct in this case. In addition, the court did not find that Microsoft has the power unilaterally to raise prices in or exclude competition from the operating system business, the touchstone of monopoly power. See, e.g., Indiana Grocery, Inc. v. Super Valu Stores, Inc., 864 F.2d 1409, 1414 (7th Cir. 1989); Ball Mem'l Hosp., Inc. v.
          Mutual Hosp. Ins., Inc., 784 F.2d 1325, 1335 (7th Cir. 1986). In fact, the court found that the evidence was insufficient to establish that Microsoft ever charged a "monopoly price" for Windows. (See Findings
          (P) 65.)

     . The district court erroneously held that Microsoft maintained a monopoly through anticompetitive conduct. The general theme running through the court's ruling is that Microsoft "set out to maximize Internet Explorer's share of browser usage at Netscape's expense." (Conclusions at 10.) That says nothing about whether Microsoft engaged in anticompetitive conduct because "[t]he intent to preserve or expand one's market share is presumptively lawful." MCI v. AT&T, 708 F.2d 1081, 1113 (7th Cir.), cert. denied, 464 U.S. 891 (1983). The district court's condemnation of Microsoft's conduct was all the more misguided given that Microsoft was a new entrant into a line of business dominated by Netscape. Under these circumstances, efforts to maximize Microsoft's share at the expense of Netscape were procompetitive. Indeed, the court found that "[t]he debut of Internet Explorer and its rapid improvement gave Netscape an incentive to improve Navigator's quality at a competitive rate." (Findings (P) 408.)

     . The district court erroneously held that Microsoft unlawfully maintained a monopoly even though plaintiffs failed to establish the requisite causal connection between the alleged anticompetitive conduct and Microsoft's maintenance of a purported monopoly in operating systems. "To find that a monopolist's acts may improperly impair rivals' opportunities does not say how substantial a contribution that act has made or may make to achieving or maintaining the monopoly." III Areeda & Hovenkamp, supra (P) 651c, at 77. An antitrust plaintiff "has the burden of pleading, introducing evidence, and presumably proving by a preponderance of the evidence that [anticompetitive] behavior has contributed significantly to the achievement or maintenance of the monopoly." Id. (P) 650c, at 69. The district court found that "[t]here is insufficient evidence to find that, absent Microsoft's actions, Navigator and Java already would have ignited genuine competition in the market for Intel-compatible PC operating systems." (Findings (P) 411.) That finding is fatal to plaintiffs' monopoly maintenance claim.

     . The district court erroneously held that acts that are not anticompetitive under controlling legal principles can somehow become illegal when viewed in combination with other acts that are not anticompetitive. Relying on Continental Ore Co. v. Union Carbide & Carbon Corp., 370 U.S. 690 (1962), the court ruled that conduct that does not "independently satisfy the second element of a (S) 2 monopoly maintenance claim" can become anticompetitive when viewed together with other conduct. (Conclusions at 20.) In Intergraph, the Federal Circuit recently rejected just such a reading of Continental Ore. 195 F.3d at 1366-67. Contrary to the district court's ruling, "once a claim is found to be without merit, such a claim cannot be used as a basis for finding other claims to constitute a violation of the antitrust laws." Southern Pac. Communications Co. v. AT&T, 556 F. Supp. 825, 888 n.69 (D.D.C. 1983), aff'd, 740 F.2d 980 (D.C. Cir.
          1984), cert. denied, 470 U.S. 1005 (1985). Courts have "reject[ed] the notion that if there is a fraction of validity to each of the basic claims and the sum of the fractions is one or more, the plaintiffs have proved a violation of section 1 or section 2 of the Sherman Act." City of Groton v. Connecticut Light & Power Co., 662 F.2d 921, 928-29 (2d Cir. 1981).

     . The district court erroneously held that Microsoft possessed a specific intent to monopolize Web browsing software. In upholding plaintiffs' attempted monopolization claim, the court stated that Microsoft attempted to "expand[] Internet Explorer's share of browser usage--and simultaneously depress[] Navigator's share--to an extent sufficient to demonstrate to developers that Navigator would never emerge as the standard software employed to browse the Web." (Conclusions at 22-23.) That conclusion is patently insufficient to establish a specific intent to monopolize. "[S]pecific intent in this context refers to a purpose to acquire monopoly power by driving one's rival from the market by exclusionary or predatory means." Association for Intercollegiate Athletics for Women v. NCAA, 735 F.2d 577, 585 (D.C. Cir. 1984). At most, Microsoft intended to compete vigorously with Netscape to prevent Navigator from achieving a dominant position in the eyes of developers. The antitrust laws encourage, rather than proscribe, such an intent. Ball Mem'l Hosp., 784 F.2d at 1338-39.

     . The district court erroneously held that Microsoft's discussions with Netscape in June 1995--when Microsoft allegedly presented a "market allocation proposal"--established a dangerous probability of monopolization, relying on United States v. American Airlines, Inc., 743 F.2d 1114 (5th Cir. 1984), cert. denied, 474 U.S. 1001 (1985).
          (Conclusions at 24.). Even plaintiffs' witness Barksdale suggested that whatever proposal Microsoft made in June 1995 was vague and in futuro (Oct. 27, 1998 P.M. Tr. at 69-71), and there is no dispute that Netscape rejected Microsoft's alleged proposal (see, e.g., Findings
          (P)(P) 86-87). Moreover, the June 1995 discussions related to collaboration in the development of new products--a necessary and usually procompetitive activity--not price fixing. Indeed, Microsoft was not even a participant in the purported "Internet browser market" until it released Windows 95 in August 1995. The facts surrounding Microsoft's June 1995 discussions with Netscape are thus a far cry from those at issue in American Airlines, which the court described as "uniquely unequivocal" and "uniquely consequential." 743 F.2d at 1119.

     . The district court erroneously imposed extreme and punitive relief unrelated to the violations found in this case. It is well-settled that "[c]ourts are not authorized in civil proceedings to punish antitrust violators" and that relief "must not be punitive." United States v. E.I. du Pont de Nemours & Co., 366 U.S. 316, 326 (1961). Structural remedies are "not to be used indiscriminately, without regard to the type of violation or whether other effective methods, less harsh, are available." Timken Roller Bearing Co. v. United States, 341 U.S. 593, 603-04 (1951) (Reed, J., concurring). The draconian relief imposed by the court--which includes, but is not limited to, the only breakup of a unitary company ever ordered under
          Section 2 outside the context of negotiated consent decrees--bears no relation whatsoever to the antitrust violations found. What is more, the relief ordered is punitive in concept and effect, extending to products and markets far removed from those in issue at trial, and thus is unwarranted as a matter of law. See United States v. National Lead Co., 332 U.S. 319, 351-53 (1947).

     . The district court erroneously entered a sweeping permanent injunction, including a breakup of Microsoft, over Microsoft's strenuous objection, without conducting an evidentiary hearing on relief or affording Microsoft an opportunity to present evidence. The only basis proffered by plaintiffs in support of the relief ultimately entered were six hearsay declarations untested by cross-examination. Such a "record" cannot provide a basis for awarding permanent injunctive relief. See Fed. R. Civ. P. 43(a). Nor did the district court make corresponding findings of fact and conclusions of law regarding the terms of the decree. In sum, there was no competent adjudication of relief, which by itself requires that the judgment be vacated.

In light of the numerous legal errors and procedural irregularities that pervaded the proceedings below, it is inconceivable that the judgment will withstand appellate review. This is reason alone to stay the judgment pending appeal.

II. Microsoft Will Suffer Irreparable Injury Absent a Stay.

Although the district court's judgment provides that the actual dismemberment of Microsoft is stayed pending appeal, the judgment's other extreme provisions take effect 90 days after entry.

Absent a stay, those provisions will inflict massive and irreparable injury on Microsoft, possibly resulting in the company's demise as an effective competitor in the software industry. Indeed, the court itself recognized in its June 7, 2000 memorandum that absent appellate intervention, the relief entered will quickly become "irreversible as a practical matter." (Mem. & Order at 3.)

The non-breakup provisions of the judgment reflect three primary objectives, none of which is warranted by the violations found by the court and none of which serves a legitimate purpose under the antitrust laws. First, the judgment reflects a profound hostility to Microsoft's efforts to improve Windows by adding new features and functionality. The judgment treats Windows not as a single product, but rather as a combination of (i) software that fits plaintiffs' narrow (and static) definition of an "operating system" and (ii) an indeterminate set of separate technologies (dubbed "middleware products") that OEMs may elect to turn on or off, or delete altogether, as they choose. By prohibiting Microsoft from maintaining the consistency of Windows as a platform for software development, the judgment will destroy the principal value of a product that Microsoft has spent billions of dollars developing and that has played a major role in the personal computer revolution. Second, for the proffered purpose of promoting "interoperability," the judgment will effect a confiscation of Microsoft's intellectual property in its operating systems by requiring disclosure of proprietary information--an extreme remedy that is unrelated to any of the claims alleged in the complaints and that applies to products that were not even part of this case. Third, the judgment will effectively compel Microsoft to treat all OEMs and ISVs, among others, exactly the same in all respects, whether or not such third parties have the capability or desire to work closely with Microsoft. This will make it virtually impossible for Microsoft to continue to collaborate with a broad array of OEMs and ISVs to develop and market innovative new technologies.

Some examples of the serious injury that will befall Microsoft if a stay is not granted are discussed below.

     . The judgment will require Microsoft to disclose large amounts of proprietary information about its operating systems and other products to competitors, the ultimate penalty for a company whose business is based entirely on intellectual property. Paragraph 3.b of the judgment will require Microsoft to disclose the internals of important products to all software developers, hardware vendors and OEMs, a group that includes literally everyone in the computer industry. Even worse, paragraph 3.b will require Microsoft to permit anyone in the industry, including all of Microsoft's competitors, "to study, interrogate and interact" with the source code for Microsoft's operating systems, which are replete with valuable trade secrets and constitute Microsoft's "crown jewels." Although the judgment purports to limit the purpose of such source code access to development of products that "interoperate effectively" with Windows, that restriction is hopelessly vague and thus would be impossible to enforce. In short, the judgment will require Microsoft to disclose much of its intellectual property--the lifeblood of the company--without compensation, thereby undermining Microsoft's incentive to innovate. Once that intellectual property is disclosed, the loss will be irretrievable. FMC Corp. v. Taiwan Tainan Giant Indus. Co., 730 F.2d 61, 63 (2d Cir. 1984) ("A trade secret once lost is, of course, lost forever.").

     . The judgment will result in a direct and immediate intrusion into Microsoft's product design decisions. For instance, paragraph 3.g will prohibit Microsoft from adding most new features (not just Web browsing functionality) to its operating systems unless it provides OEMs and end users with a means of removing end user access to those new features. The judgment thus essentially draws a line around Windows, preventing its evolution as a software development platform. The judgment also ignores this Court's admonition about the "undesirability of having courts oversee product design" 147 F.3d at 948, as well as its statement that "by allowing OEMs to conceal IE, rather than refuse it, the remedy fits poorly with the Department's tying theory," id. at 941 n.3. The effect of this interference with Microsoft's development of new products during the pendency of an appeal will be irremediable even if Microsoft prevails.

     . The judgment will result in fragmentation of the Windows platform. A primary benefit of Windows is that it provides a consistent platform for software developers and users. The net result of paragraphs 3.a.iii(4), 3.f and 3.g will be to undermine the integrity of Windows as a platform so that neither software developers nor end users can rely on crucial functionality being present. For example, paragraph 3.f will require Microsoft to permit OEMs to remove software code from Windows if Microsoft also distributes that code separately from the operating system through various enumerated channels, a routine practice in the software industry. If software code that comprises Windows is not present on a machine because the OEM removed it, then applications that rely on that software code will not function properly or at all.

     . The judgment will require Microsoft to relinquish its rights under federal trademark and copyright laws. Paragraph 3.a.iii(4) will require Microsoft to permit OEMs to substitute third-party software for components of Microsoft's copyrighted Windows operating systems. Not only will Microsoft be compelled to allow OEMs to create derivative works of Windows; the judgment also will permit OEMs to market their modified versions of the operating system using Microsoft's trademarks and logos--denying Microsoft the ability to control what is marketed to customers under the valuable Windows trademark. The damage to Microsoft's copyright and trademark rights will not be curable even if Microsoft prevails on this appeal.

     . The judgment will prevent Microsoft from releasing new and innovative operating systems in a timely manner, and may require Microsoft to halt distribution of its currently shipping operating systems. Paragraph 3.g will prohibit Microsoft from "distribut[ing]" any operating system that does not comply with various amorphous design specifications six months after the effective date of the judgment. This provision thus will require Microsoft to reengineer all of its currently shipping operating systems (including Windows 98 and Windows 2000 Professional), as well as soon-to-be-released operating systems like Windows Millenium. It could take several years for Microsoft to redesign those products to remove all cross-dependencies among components that fall within the judgment's vague and open-ended definition of "middleware," depending on how that term is construed. As a result, Microsoft will be unable to release Windows Millenium later this year as scheduled, and it may have to halt distribution of its currently shipping operating systems six months after the judgment becomes effective. Plaintiffs' only response to this serious concern is to note that "Microsoft will have nine months from entry of the Final Judgment to prepare the modified version[s]" of its operating systems required by paragraph 3.g. (Pls.' Response to MS Comments at 18.) More fundamentally, requiring Microsoft to devote the lion's share of its development resources to reengineering its existing products--which Microsoft will need to begin doing immediately absent a stay--will greatly delay Microsoft's release of many other new products.

     . The judgment will require Microsoft to modify its existing license agreements with the top 20 OEMs, wreaking havoc with Microsoft's relationships with those companies. Paragraph 3.a.ii compels Microsoft to license Windows to those OEMs "pursuant to uniform license agreements with uniform terms and conditions." Because that paragraph also prohibits Microsoft from enforcing any license provision inconsistent with the judgment, Microsoft will be required to renegotiate existing license agreements with those OEMs within 90 days of entry of the judgment--although why any of them would agree to forego the benefits of their existing contracts is unclear.

     . The judgment will make it virtually impossible for Microsoft to work with and assist software developers and hardware vendors seeking to create products for use with Windows. Paragraph 3.d.i provides that Microsoft shall not take "any action affecting" any software developer or hardware vendor "based directly or indirectly, in whole or in part, on any actual or contemplated action" by such party to "use, distribute, promote, or support any Microsoft product." Such regulation of Microsoft's relationships with software developers and hardware vendors will block the sort of collaboration that has facilitated the creation of large numbers of products compatible with Windows.

     . The judgment will prevent Microsoft from entering into routine cross-promotional and joint development agreements, even plainly procompetitive ones. Given the judgment's broad definitions of terms such as "platform software" and "middleware," paragraph 3.e will forbid Microsoft from entering into any agreement that in any way limits a third party's development, distribution, promotion or use of any non-Microsoft software. Similarly, paragraph 3.h will proscribe routine interactions with other software developers. Plaintiffs' only response to these concerns is that they "intend to enforce the provision only against anticompetitive agreements." (Pls.' Response to MS Comments at 19.) The scope of an injunction cannot be based on the purported intentions of the party charged with enforcing it.

     . The judgment will require Microsoft to submit a "proposed plan of divestiture" not later than four months after its entry. Requiring Microsoft to submit such a plan will cause a huge diversion of effort by Microsoft's executives at a critical time when Microsoft is attempting to change its entire business and programming model to remain competitive in the Internet age. This diversion (and the adverse effect on employee morale when the plan is submitted) will be entirely pointless even in the event that the decreed breakup is affirmed--given the lightening pace of change in the software industry, any "proposed plan of divestiture" created four months after entry of judgment will be out of date when it comes time actually to implement the plan.

     . The judgment will require Microsoft to freeze its internal organization. Paragraph 1.d.i compels Microsoft to "preserve, maintain, and operate the Operating System Business and the Applications Business as separate . . . as they were on April 27, 2000." This requirement will make it difficult for Microsoft to adapt its organization to the ever-changing needs of its business. Reorganizations to realign product units across the imaginary boundary decreed in the judgment have been a routine part of Microsoft's business and are essential to ensure that needed resources are brought to bear on the competitive challenges faced by the company. Freezing Microsoft's internal organization will result in stagnation, with fewer products being brought to market.

In sum, compliance with the terms of the judgment, which touch upon virtually every aspect of Microsoft's business, will be impossible despite Microsoft's best efforts. The provisions of paragraph 3, read in conjunction with the definitions of the numerous defined terms (many of which are contrary to normal industry usage), are hopelessly vague and ambiguous. Moreover, the distraction that inevitably will flow from efforts to comply with the judgment will damage Microsoft's most important asset--its ability to recruit, retain and motivate creative people. As an intellectual property firm, Microsoft's entire business depends on that asset. The judgment also will prevent Microsoft from working closely with other companies in the industry to deliver innovative computing solutions unless Microsoft is willing to work with all companies--including its competitors--on identical terms. Simply stated, Microsoft cannot operate its business under the terms of the judgment.

III. No Other Parties Will Be Harmed by a Stay.

No other parties interested in the proceeding will be harmed if the Court grants a stay, much less suffer injury that would outweigh the serious and irreparable injury Microsoft will suffer absent a stay. Plaintiffs cannot claim that they themselves will be harmed in any respect by a stay. Nor can they contend that other interested parties--i.e., the Microsoft competitors that convinced them to bring this lawsuit and seek draconian structural relief--will be injured in any legal sense if relief in these actions is stayed pending appeal.

Nothing in the district court's findings of fact and conclusions of law suggests that any other party will suffer immediate, tangible harm if the relief in these actions is stayed pending appeal. The vague "consumer harm" identified in the court's findings consists primarily of speculation about unspecified innovations that might have come to market and competition that might have existed but for Microsoft's alleged conduct. (Findings (P)(P) 411-12.) Yet, the court determined that there was insufficient evidence to conclude that, absent Microsoft actions, greater operating system competition would exist today. (See, e.g., id. (P) 411.) Similarly, the antitrust violations found by the court focus primarily on Microsoft's alleged efforts to restrict Netscape's access to the OEM and IAP channels of distribution over a very limited period of time. (Conclusions at 10-18.) But the court also found that Netscape was--and is--able to distribute Navigator broadly through other channels of distribution to "every PC user worldwide" (id. at 38), and many of the agreements challenged by plaintiffs have since expired and are not being renewed by Microsoft (Findings (P)(P) 269, 331). There is thus no basis in the district court's ruling to suggest that another party will go out of business or suffer some other irreparable injury unless the relief entered in these actions takes effect immediately.

In contrast to the vague and speculative harm to consumers and competitors discussed in the court's findings, if the judgment is not stayed, Microsoft, its employees, its shareholders, its business partners and customers and the consuming public will suffer certain, definite and immediate harm. That harm clearly outweighs any speculative injury that others with an interest in the proceedings might suffer if a stay is granted.

IV. The Public Interest Weighs Strongly in Favor of a Stay.

The public interest requires a stay of the judgment pending appeal. The devastating effects of the judgment will not be felt by Microsoft and its employees and shareholders alone. Tens of thousands of computer manufacturers, software developers, system integrators and resellers that have built their entire businesses on Windows, as well as the millions of consumers who use Microsoft's products, will also suffer grievous injury absent a stay. Indeed, the entire United States economy may suffer if Microsoft is irreparably injured while it prosecutes this appeal. Some, but by no means all, of the ways in which the public will suffer absent a stay of the judgment pending appeal are described below.

     . The public will suffer serious and far-reaching harm if the Windows platform begins to fragment. Millions of computer users and thousands of software developers depend on the consistency and stability of the Windows platform. Paragraphs 3.a.iii, 3.f and 3.g.i of the judgment threaten to destroy the consistency and stability of Windows by giving OEMs broad latitude to modify the operating system and yet market their modified versions using the Windows logo and trademark. If the Windows platform begins to fragment due to these modifications, applications designed to run on Windows will no longer work on some or all versions of the operating system, imposing significant costs on both software developers and consumers.

     . The public will suffer irreparable harm if Microsoft cannot develop and release new products in a timely manner. Requiring Microsoft to devote vast resources to redesigning its existing operating systems and otherwise attempting to comply with the provisions of the judgment will greatly retard Microsoft's ability to develop innovative products like the "Pocket PC," the "Tablet PC," the "E-book" reader and the "X-Box" game console. That distraction also will impair Microsoft's ability to pursue its major initiative for the next competitive era--Next Generation Windows Services. To be sure, Microsoft's competitors will benefit if Microsoft's ability to innovate is impeded and its intellectual property is disclosed, but consumers and the economy will not. In addition, Microsoft is scheduled to release its latest consumer operating system, Windows Millenium, later this year. OEMs, software developers and retailers are already counting on this release to help stimulate demand for their products in the critical Christmas season. If Microsoft is required to redesign Windows Millenium in accordance with the judgment, the release of that product will be delayed for many months.

     . The public will suffer severe adverse consequences if Microsoft is required to halt distribution of Windows six months after the judgment becomes effective. Despite plaintiffs' unfounded assurances to the contrary, Microsoft cannot redesign all of its existing operating systems such as Windows 95, Windows 98 and Windows 2000 Professional in accordance with the requirements of paragraph 3.g.i in the six-month period provided. If Microsoft were forced to halt distribution of those operating systems, the worldwide personal computer industry would be paralyzed, causing severe economic dislocation.

     . Innovation by software developers, hardware vendors and OEMs will be reduced if the judgment takes effect. Paragraphs 3.a and 3.d seek to regulate Microsoft's relationships with companies creating products that are compatible with Windows. By preventing Microsoft from providing information to any software developer, hardware vendor or OEM unless Microsoft provides the same information to everyone else in the industry, including companies creating products for competing operating systems, the judgment will limit the amount and kind of information that Microsoft can provide to companies with the resources and motivation to work closely with Microsoft on joint development projects. The judgment thus will block the sort of cooperative efforts that provide major benefits to consumers by producing a wide range of new technologies.

There can be no doubt that the public interest weighs heavily in favor of a stay. Even plaintiffs admit that the judgment will have profound and uncertain effects on the high-technology sector of the United States economy. There is no reason to subject the Nation's economic well being to such risks before this Court has had an opportunity to review the fatally flawed decision below.

                                  CONCLUSION

The judgment is the culmination of a proceeding permeated by serious substantive and procedural errors, and it imposes harsh and unsustainable burdens on Microsoft, the software industry and the public. The Court should stay the judgment in its entirety pending this appeal.
Respectfully submitted,

______________________________
William H. Neukom John L. Warden
Thomas W. Burt Richard J. Urowsky
David A. Heiner, Jr. Steven L. Holley
Diane D'Arcangelo Michael Lacovara
Christopher J. Meyers Richard C. Pepperman, II
MICROSOFT CORPORATION Christine C. Monterosso
One Microsoft Way Bradley P. Smith
Redmond, Washington 98052 SULLIVAN & CROMWELL
(425) 936-8080 125 Broad Street

New York, New York 10004
(212) 558-4000
Counsel for Appellant
June 13, 2000 Microsoft Corporation

                                 VERIFICATION

I, William H. Neukom, Senior Vice President, Law and Corporate Affairs of Microsoft Corporation, state that I have read the foregoing Motion of Appellant Microsoft Corporation for a Stay of the Judgment Pending Appeal, that I know the contents thereof, and that the statements contained in the motion are true of my own knowledge.

I declare under penalty of perjury under 28 U.S.C. (S) 1746 that the foregoing is true and correct.
Executed at Redmond, Washington this 13th day of June, 2000.


__________________________
William H. Neukom

                            CERTIFICATE OF SERVICE

I hereby certify that on this 13th day of June, 2000, I caused a true and correct copy of the foregoing Motion of Appellant Microsoft Corporation for a Stay of the Judgment Pending Appeal to be served by facsimile (without the accompanying three volumes of exhibits) and by hand (with the accompanying three volumes of exhibits) upon:

Phillip R. Malone, Esq.
Antitrust Division
U.S. Department of Justice
325 Seventh Street, N.W.
Room 615
Washington, D.C. 20530
Fax: (202) 307-1454


______________________
Bradley P. Smith